Exhibit 99.1

Tevogen Regains Compliance with Nasdaq Global Market Continued Listing Requirements

●	Both previously disclosed Nasdaq compliance matters are now closed

September 30, 2026

WARREN, N.J., Tevogen Inc. (“Tevogen” or the “Company”) (Nasdaq: TVGN), an integrated healthcare enterprise combining biotechnology, artificial intelligence, and healthcare services to improve the affordability and accessibility of life-saving medicines, today announced that it received written notice from The Nasdaq Stock Market LLC (“Nasdaq”) on September 29, 2026, confirming that the Company had regained compliance with the $50 million minimum market value of listed securities requirement under Nasdaq Listing Rule 5450(B)(2)(A) for continued listing on The Nasdaq Global Market.

As previously announced, on September 9, 2026, the Company had received written notice from Nasdaq confirming that it had regained compliance with the minimum market value of publicly held shares requirement under Nasdaq Listing Rules 5450(B)(2)(C) and 5450(B)(3)(C).

With both requirements satisfied, the related Nasdaq compliance matters are now closed.

About Tevogen

Tevogen is a healthcare enterprise focused on improving the affordability and accessibility of life-saving medicines. The Company brings together three complementary efforts: Tevogen Bio, its biotechnology initiative; Tevogen.AI, its artificial intelligence and technology initiative; and Tevogen Healthcare Services, its emerging healthcare services initiative.

Together, these efforts are designed to create a more integrated healthcare model in which science, technology, and operational efficiency work together to reduce the cost of medication and expand patient access.

Contacts

Tevogen Communications

T: 1 877 TEVOGEN, Ext 701

Communications@Tevogen.com